Exhibit 5.3

[HOLLAND & KNIGHT LLP LETTERHEAD]

February 27, 2017

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 260

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc.

Registration Statement on Form S-4 for Offer to Exchange 8.750% Senior Notes due 2022 that have been Registered for 8.750% Senior Notes due 2022 that have not been Registered and Related Subsidiary Guarantees—Florida Local Counsel Opinion

Ladies and Gentlemen:

We have acted as counsel to Arden Park Ventures, LLC, a Florida limited liability company (“Arden Park”), a subsidiary of Beazer Homes Corp. (“Beazer Homes”), with respect to certain matters in connection with the offer by Beazer Homes USA, Inc. (“Beazer”) to exchange $500,000,000 aggregate principal amount of 8.750% Senior Notes due 2022 that are being registered (the “New Notes”) for the $400,000,000 aggregate principal amount of outstanding unregistered 8.750% Senior Notes due 2022 that were issued as of September 21, 2016 and the $100,000,000 aggregate principal amount of outstanding unregistered 8.750% Senior Notes due 2022 that were issued on September 30, 2016. The New Notes will be issued pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus (the “Prospectus”). In connection with the issuance of the New Notes, Arden Park and certain other Subsidiary Guarantors listed in the Registration Statement and in the Indenture hereinafter referenced will issue guarantees with respect to the New Notes (collectively, the “Subsidiary Guarantees”).

The New Notes and the Subsidiary Guarantees will be issued under an Indenture dated as of September 21, 2016 (as amended and supplemented, the “Indenture”), among the Company, the Subsidiary Guarantors (including Arden Park), and U.S. Bank National Association, as trustee (the “Trustee”).

In rendering our opinions expressed below, we have examined the following documents:

(a) the Indenture;

(b) the Subsidiary Guarantees contemplated by the Indenture, as executed by Arden Park;

Beazer Homes USA, Inc.

February 27, 2017

(c) a Certificate of Good Standing with respect to Arden Park issued by the Florida Department of State and dated February 21, 2017;

(d) certified Articles of Organization of Arden Park that were filed on December 16, 2004;

(e) Joint Resolution No. 2016-09 adopted by Beazer Homes as the sole member of Arden Park effective September 8, 2016; and

(f) Joint Resolution No. 2016-12 adopted by Beazer Homes as the sole member of Arden Park effective September 27, 2016.

In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates, and instruments of Arden Park as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinions hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of Arden Park.

Based on and subject to the foregoing, we are of the opinion that:

1. Arden Park is validly existing as a Florida limited liability company, is in good standing under the laws of Florida, the jurisdiction of its formation, and has all requisite power and authority, limited liability company or otherwise, to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under the Indenture and the Subsidiary Guarantees.

2. The execution and delivery by Arden Park of the Indenture and the Subsidiary Guarantees and the performance of its obligations thereunder have been duly authorized by all necessary limited liability company or other action and do not and will not (a) require any additional consent or approval of its members, or (b) violate any provision of any law, rule or regulation of the State of Florida or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Arden Park which violation would impair its ability to perform its obligations under the Subsidiary Guarantees or (c) or violate any of its articles of organization.

3. Arden Park has duly authorized, executed, and delivered the Indenture and the Subsidiary Guarantees.

Beazer Homes USA, Inc.

February 27, 2017

The opinions set forth above are subject to the following qualifications and exceptions:

A. We are members of The Florida Bar. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the state of Florida.

B. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs after the effectiveness of the Registration Statement.

C. This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. King & Spalding LLP may rely on this opinion in connection with the issuance of its opinion to be given in connection with the Registration Statement.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours

/s/ Holland & Knight LLP